Exhibit 99.1

CONTACT:	Mark Brockelman VP/CAO
American Media, Inc.
(561) 998-7392

AMERICAN MEDIA, INC. REPORTS SECOND

QUARTER FISCAL 2006 RESULTS

BOCA RATON (November 18, 2005) - American Media, Inc. (AMI), the nation’s largest publisher of celebrity, health and fitness, and Spanish language magazines, today announced results for the second quarter ended September 30, 2005.

Financial Highlights:

•	Revenues for the fiscal quarter ended September 30, 2005 decreased 1.4% to $134.7 million, compared to $136.6 million for the prior year.

•	Operating income for the fiscal quarter ended September 30, 2005 decreased 32.5% to $15.0 million, compared to $22.3 million for the prior year.

•	Operating income was adversely impacted in the quarter by increased investment from our new launch titles of $2.7 million, an increase in restructuring and depreciation costs of $0.6 million and $0.7 million, respectively, and the impact of certain schedule changes (discussed below) in the prior year, which resulted in an increase of operating income in the prior year of $1.9 million.

David J. Pecker, American Media’s Chairman, President and CEO commented: “The economic fall-out from Hurricane Katrina, specifically the media focus and the sharp increase in the price of gasoline, had a negative impact on the newsstand sale of the National Enquirer and our other tabloids. We had seen Enquirer newsstand sales average 895,000 units for the months of July and August, only to see a 15% decline for the four weeks after Katrina. As media attention has waned and gas prices have gone back to normalized levels in the past few weeks, Enquirer sales have increased by 9%”. It is important to note that virtually all of the magazines in the celebrity category, including Star, declined 5% during this period as well and have since returned to normal sales levels.”

Regarding Star, Mr. Pecker said, “Since its April 2004 transformation from a tabloid to a glossy magazine, Star circulation is up 29%, ad revenue is up 237% and ad rates are up 92%. Star sold $1 million of advertising for a September 2005 issue, which was its first million dollar issue ever. I believe there is continued future growth in Star’s advertising performance.” Mr. Pecker also noted

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that the recent Fall MRI syndicated research showed Star’s readership and average readers’ income increased by 15% and 7% from 2004 to 9.5 million and $48,000 respectively, which is fueling the advertising sales increases.

“Our health & fitness titles remain the category leaders,” Mr. Pecker continued. “2006 is the 25th Anniversary of Shape magazine and our January issue generated $3.1 million in ad revenue, a 17% increase over prior year. The new MRI research shows Shape’s readership up 6.8% to 6.1 million and the magazine retains the number one share of ad pages in its competitive set. Men’s Fitness is up 11% in readership to 6.2 million. Regarding Men’s Fitness, consumer lifestyle advertisers now comprise 68% of the revenue base versus 51% from a year ago. This is a similar pattern that Shape experienced in its transition from a pure fitness to a lifestyle magazine.”

“Our two new launches, Looking Good Now and Celebrity Living, continue to meet our expectations,” Mr. Pecker concluded, “and we continue to aggressively pursue new opportunities to grow AMI.”

The following are highlights of AMI’s financial results as compared to the prior year’s fiscal periods.

Please note that our fiscal quarter ended September 30, 2005, includes 13 issues of our weekly publications versus 14 issues for the prior year’s comparable fiscal quarter, due to a change in the scheduled delivery dates of our weekly publications in the prior year’s comparable fiscal quarter. The delivery of these publications generally moved up to a pre-weekend schedule during the quarter ended September 27, 2004. Additionally, our fiscal quarter ended September 30, 2005, includes three issues of Fit Pregnancy versus one issue for the prior year’s comparable fiscal quarter (“Schedule Changes”). The net impact of the Schedule Changes is additional revenue and expenses in the prior year’s comparable fiscal quarter of $4.6 million and $2.7 million, respectively.

Three months ended September 30, 2005 results

Total operating revenues were $134.7 million for the current fiscal quarter, representing a decrease of $1.9 million, or 1.4%, from the prior year. This decrease is due to the net impact of the Schedule Changes discussed above of $4.6 million, which was partially offset by incremental revenue of our new launch publications of $3.0 million. Newsstand revenue was down $2.3 million, or 3.2%, from the prior year’s comparable first quarter. This decrease was primarily

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due to the net impact of the newsstand Schedule Changes of $4.8 million, which was partially offset by incremental revenue from our new launch publications of $2.2 million. Additionally, newsstand units for our weekly titles were down 10.7%, which was primarily offset by increases in cover prices of certain of our weekly and monthly magazines versus prior year.

Advertising revenues were $43.5 million for the current fiscal quarter, representing an increase of $1.1 million, or 2.7%, from the prior year.

Operating expenses increased by $5.4 million, or 4.7%, as compared to the prior year fiscal quarter, due to the expenses associated with the Schedule Changes of $2.7 million, in addition to the new launch titles of $5.7 million. This was partially offset by reduced legal expenses of $2.9 million.

Operating income for the fiscal quarter ended September 30, 2005 decreased 32.5% to $15.0 million, compared to $22.3 million for the prior year. This decrease in net income resulted from the circumstances mentioned above.

Net loss was $10.9 million for the current fiscal quarter compared to net income of $2.7 million in the prior year’s comparable quarter. This decrease in net income resulted from the circumstances mentioned above as well as an increase in our interest expense of $6.5 million. This increase in interest expense related to our interest rate swap, which went from a positive $2.5 million in the prior year to a negative $1.4 million in the current quarter. Interest expense was also impacted by a higher effective interest rate and a larger balance on our outstanding revolving credit facility.

Six months ended September 20, 2005 results

Overall operating revenues were $265.8 million for the six months ended September 30, 2005, representing a decrease of $4.2 million, or 1.6%, from the prior year. This decline was primarily attributed to newsstand revenue which was down $4.0 million or 2.8%, from the prior year. This decrease is partially due to the net impact of the Schedule Changes of $4.6 million which was partially offset by revenue from our new launch publications of $3.4 million, coupled with a decline in our newsstand units of our weekly titles of 11.9%. In addition, the net impact of our cover price increases for our weekly and monthly publications did not fully offset the unit decline (net revenue reduction of $2.3 million).

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Advertising revenues were $86.6 million for the six months ended September 30, 2005, representing an increase of $1.1 million, or 1.4%, from prior year.

Other revenues were down approximately $0.9 million or 6.1% due to the inclusion in other revenues of a one-time custom magazine published in the prior year as well as the unfavorable timing of certain international licensing agreements.

Operating expenses increased by $12.6 million, or 5.7%, as compared to the prior year. The increase in operating expenses was primarily related to the costs of new launch titles of $9.6 million, costs associated with the Schedule Changes of $2.7 million, expenses related to our continued subscription investments of $4.2 million and increased Star subscription postage costs of $1.6 million. These increases were partially offset by a reduction in legal expenses of $2.9 million.

Operating income for the six months ended September 30, 2005 decreased 35.8% to $30.2 million, compared to $47.1 million for the prior year. This decrease in net income resulted from the circumstances mentioned above.

Net loss was $13.2 million for the current fiscal quarter compared to net income of $3.4 million in the prior year’s comparable quarter. This decrease in net income resulted from the circumstances mentioned above as well as an increase in our interest expense of $3.5 million due to a higher effective interest rate and a larger balance on our outstanding revolving credit facility.

Debt Covenant EBITDA

The Company’s bank credit agreement requires it to be in compliance with certain maintenance covenants, which include maintaining specified leverage ratios, a consolidated interest expense ratio and a consolidated fixed charge ratio. As of September 30, 2005, the Company was in compliance with all of its covenants. Calculations of the ratios utilize Debt Covenant EBITDA. Debt Covenant EBITDA is a non-GAAP financial measure and should not be construed as a measurement of financial performance. Debt Covenant EBITDA is presented to identify add-backs to and deductions from net income as required under the terms of the credit agreement. Accordingly, Debt Covenant EBITDA is presented as it is a meaningful measurement for our debt compliance. The following table summarizes Debt Covenant EBITDA for the fiscal quarters ended September 27, 2004 and

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September 30, 2005 (dollars in 000’s) and sets forth reconciliation to net income (loss) for those periods.

	Fiscal Quarter Ended September 27, 2004	Fiscal Quarter Ended September 30, 2005	Two Fiscal Quarters Ended September 27, 2004	Two Fiscal Quarters Ended September 30, 2005
Net income (loss)	$2,701	$(10,910)	$3,421	$(13,189)
Add (deduct):
Interest expense	17,539	24,037	40,975	44,426
Income taxes	1,981	1,962	2,571	692
Depreciation and amortization	10,970	11,656	22,075	23,631
Other (income) expense, net (1)	45	(67)	101	(1,691)
Restructuring charge (2)	—	563	—	688
Star and National Enquirer re-launch and new title launch expenses (3)	2,476	4,540	6,335	8,148
Management fees (4)	500	500	1,000	1,000

Debt Covenant EBITDA	$36,212	$32,281	$76,478	$63,705

(1)	Net loss for the two fiscal quarters ended September 30, 2005 includes $1.6 million related to cash received from a barter advertising agreement during the quarter ended June 30, 2005. We provided advertising to a third party during fiscal 2001 in exchange for equity in the respective company. There was no revenue recognized related to this transaction; only the cost to provide advertising space was recognized.
(2)	Net income for the fiscal quarter and year ended September 30, 2005, includes a restructuring charge of $563 and $688, respectively.
(3)	Our Credit Agreement allows for the add-back of certain non-recurring Star and National Enquirer re-launch costs and expenses relating to the launch of new magazine titles to the extent such charges and expenses were incurred during such quarters.
(4)	Our amended Credit Agreement allows for the add-back of management fees.

Our Debt Covenant EBITDA for the fiscal quarter ended September 30, 2005 decreased 10.9% to $32.3 million from $36.2 million compared to the prior year’s comparable fiscal quarter. This decrease resulted from the circumstances mentioned above.

AMI Conference Call:

The senior management of AMI will hold a conference call to discuss our second quarter results on November 18, 2005 at 2:30 p.m. EST. To access the teleconference, please dial (888) 706-4263, reservation number 21268877, ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through November 25, 2005, which can be accessed by dialing (800) 633-8284, reservation number 21268877.

Forward-Looking Statements:

This press release contains “forward-looking statements,” within the meaning of federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the

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Company’s estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

The Company’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to the Company’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause the Company’s actual results to differ from those contemplated by its forward looking statements are the risk that the Company may not be able to successfully develop its magazine operations to the point where these operations generate sufficient cash flow to enable the Company to meet its financial obligations, including the financial covenants under its senior credit facility; actions of rating agencies; industry and economic conditions; and the risks and uncertainties contained in the Company’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

American Media, Inc. is a leading publisher in the field of celebrity journalism, health & fitness, country music and Spanish language magazines. Our publications include Star, Shape, Celebrity Living, Men’s Fitness, Fit Pregnancy, Natural Health, Muscle & Fitness, Flex, MPH, Shape en Espanol, Looking Good Now, National Enquirer, Globe, Country Weekly, Mira!, and other weekly and monthly publications. In addition to print properties, AMI owns Distribution Services, Inc., the country’s leading in-store magazine sales and marketing company.

On April 17, 2003, we completed a series of transactions whereby principals of Evercore Partners, Thomas H. Lee Partners, L.P., David Pecker, our CEO, and other members of management recapitalized the equity of AMI in a transaction that valued the Company at $1.5 billion.

Evercore Partners, with offices in New York, Los Angeles and San Francisco, manages approximately $1.3 billion of committed capital through its Evercore Capital Partners (“ECP”) affiliate. ECP investments include AMI, Michigan Electric Transmission Co., Telenet and Diagnostic Imaging Group.

Thomas H. Lee Partners, L.P., is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee

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Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include American Media Inc., Grupo Corporativo Ono, Houghton Mifflin, Michael Foods, National Waterworks, Nortek, ProSiebanSat.1 Media, Rayovac, Simmons Company, Transwestern Publishing, Warner Chilcott and Warner Music.

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AMERICAN MEDIA OPERATIONS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)

(in thousands)

	UNAUDITED
	Three Months Ended		Six Months Ended
	September 27, 2004	September 30, 2005	September 27, 2004	September 30, 2005
Revenues	$136,562	$134,670	$270,009	$265,801

Operating expenses	103,326	107,429	200,866	211,244
Restructuring expense	—	563	—	688
Depreciation and amortization	10,970	11,656	22,075	23,631

Total operating expenses	114,296	119,648	222,941	235,563

Operating income	22,266	15,022	47,068	30,238

Interest expense	(17,539)	(24,037)	(40,975)	(44,426)
Other income (expense), net	(45)	67	(101)	1,691

Income (loss) before income taxes	4,682	(8,948)	5,992	(12,497)

Provision for income taxes	1,981	1,962	2,571	692

Net income (loss)	$2,701	$(10,910)	$3,421	$(13,189)